                                                                     EXHIBIT 2.4


                               September 22, 1999

Board of Directors
EarthLink Network, Inc.

                        MindSpring Stockholder Agreement

Ladies and Gentlemen:

                  I, the undersigned stockholder of MindSpring Enterprises, Inc., a Delaware corporation ("MindSpring"), to induce EarthLink Network, Inc., a Delaware corporation ("EarthLink"), and WWW Holdings, Inc., a Delaware corporation ("Newco") to enter into the Agreement and Plan of Reorganization, dated as of September 22, 1999, by and among EarthLink, MindSpring and Newco, (the "Reorganization Agreement"), hereby agree as follows:

                  1. I hereby represent and warrant that I own of record and beneficially good and valid title to all of the shares of MindSpring Common Stock shown on Exhibit A attached hereto the (the "Stock"), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as otherwise disclosed on Exhibit A;

                  2. I will vote all of the Stock in person or by proxy, for approval of the Reorganization Agreement and the MindSpring Plan of Merger at the special meeting of stockholders duly held for such purpose, unless and until MindSpring has the right to terminate the Reorganization Agreement in accordance with Section 11 thereof;

                  3. I will not, nor will I permit any entity under my control to, deposit any of my Stock in a voting trust or subject any of my Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Letter Agreement;

                  4. I will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law or by will or by the laws of descent and distribution), any of my voting rights with respect to the Stock, except to a person who is a party to a voting agreement with MindSpring in the form of this Letter Agreement;

                  5. irreparable damage would occur in the event any of the provisions of this Letter Agreement were not performed in accordance with the terms hereof and that EarthLink shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity;

                  6. this Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors, assigns, heirs, executors and personal representatives (as applicable) of the parties hereto;

                  7. this Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof;

                  8. capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement; and

                  9. this Letter Agreement shall terminate automatically upon the termination (prior to the Effective Time) of the Reorganization Agreement.

                                                               Very truly yours,



                                                               [Name]

Dated: September 22, 1999




                [SIGNATURE PAGE TO AGREEMENT TO VOTE -MINDSPRING]

                                                                       EXHIBIT A

                                  Shares Owned         Shares Owned          Options            Vested           Beneficial
            Name                   Directly             Indirectly           Granted           Options*          Ownership
            ----                   --------             ----------           -------           --------          ---------



*Vested options include options which vest within 60 days of September 21, 1999 (November 20, 1999).



Encumbrances